# TEAGUE

**Project Proposal**

| | | |
|---|---|---|
| *Client:* Infinium Labs | | |
| *Contact:* Eric Hellebust | | |
| *Address:* 2033 Main Street | | |
| *City:* Sarasota | *State:* FL | *Zip:* 34237 |
| *Phone:* 503 263 6311 | *Fax:* | |
| *Date:* 2.23.04 | *Project Name:* E3 | *Project Number:* TBD |
| *Prepared By:* Scott MacInnes | *Phone:* 206 838 4219 | *Proposal SN:* |

New ☒ Revised Scope ☐ Addition to Original Proposal ☐

**Objectives and Description**

Infinium Labs has requested Teague continue to support them in the development of their prototype video gaming receiver and peripherals system. The scope of this document covers industrial design refinement of the current form language and user experience targeting release of CAD data early to mid-July 2004 to fabricate production tooling.

Teague is very pleased to continue as a partner in this aggressive effort.

The Infinium Labs / Teague team has described the primary objectives for this Phase to be:

- Assist in the refinement of each device in the product family for manufacturability while striving to retain in them the character, cachet, and design intent embodied in the current form language.
- Refine the details of the receiver unit while significantly reducing volume. Investigate the potential impact of a wireless system for the receiver Industrial Design.
- Coordinate basic ergonomic evaluation and refine the industrial design of the articulating lapboard & mouse system. Investigate the potential impact of a wireless system for the lapboard and mouse Industrial Design.
- Provide tactical small task support as requested by Infinium Labs to move the project forward.

Due to the very short schedule and vague understanding of specific deliverables Teague is proposing this effort on a time and materials basis. If the scope becomes better defined Teague and Infinium Labs may choose to revise this contract.

Teague will provide weekly budget updates.

TEAGUE

## Product Assumptions

- The Infinium Labs system, and the focus of this productization effort will include: a receiver box, an articulating lap keyboard, an optical mouse, a console style game controller and accessory items such as cables.

## Project Assumptions

- Teague will work with Infinium Labs and their other development partners to refine the industrial design and user experience of the Phantom gaming system.
- Infinium Labs and Teague will work together in the first week of the program to further clarify the scope of this effort including a description of product features and design qualities that represent the core implementation goals for each device.
- Teague would be happy to assist Infinium Labs with software/hardware user interface design, though that is not within the scope of this proposal.
- Infinium Labs will provide communication and responsibility guidelines and contact information for their manufacturing development partners and key vendors supporting this program.
- Teague will strive to adapt communications and work processes to the "tiger team" approach to assist the rapid development of each product within the family. Personnel for each team will be identified and direct channels of communication opened between them, the client and third party client partners.
- Ergonomic testing shall be conducted by user experience experts Zanzara Inc. (http://www.zanzara.com/) under the direction of the Infinium / Teague design team. To keep project disbursements lower, it is assumed that Infinium will contract directly with Zanzara for the cost of the study.

# TEAGUE

Personnel and Pricing

Below are the Teague resources to participate in this program and their associated rates:

| Rate Level | Hourly Rate | | Personnel |
|---|---|---|---|
| Group Director | $ | - | Stefan Pannenbecker |
| Design Manager | $ | 145 | Scott MacInnes |
| Senior Designer | $ | 145 | Philipp Steiner, Sebastian Petry, Josh Kornfeld, Will Stiles |
| Designer | $ | 125 | David Wykes |
| Prototype Specialist | $ | 100 | Steven Charnley |

Please note: all expenses excluding travel, meals, and lodging will be subject to Teague's standard 20% mark-up, however, Teague will not incur any material or direct expenses over $1,500 per 3 week billing period without Infinium Lab's explicit consent.

We anticipate initial staffing for this program will require approximately $22-27,000 labor per week.

The above estimated fees are for labor and disbursements and are related to the tasks outlined in this proposal only. Requests for additional work will be accommodated where possible within the budget. However, these requests will most likely constitute additional fees. Estimates for additional work will be submitted for client approval prior to commencing work.

Teague will begin the program upon receipt of a signed proposal, purchase order, and check in the amount of $50,000. Please see Method of Billing/Payment Schedule section within the Terms and Conditions, attached, for the billing/payment schedule established for this program.

Teague's Terms and Conditions, a copy of, which are included herein, shall apply to this proposal. If this Proposal meets with your approval, please indicate so by signing below and returning it to Teague. We look forward to working with you on this project and will be available to answer any questions that you may have.

Sincerely,

______________________________

______________________________

**Walter Dorwin Teague Associates, Incorporated**

**2727 Western Ave, Suite 200, Seattle, WA 98121**

Accepted,

**By:** ______________________________

**Title:** ___

**Date:** ______________________________

TEAGUE

## Terms and Conditions

The following terms and conditions shall apply to all services performed by Walter Dorwin Teague Associates, Incorporated ("Teague") pursuant to this proposal to which these terms and conditions are attached. These terms and conditions form an integral part of the Proposal relating to the design program described therein and are hereby incorporated by reference.

### Confidential Information

Confidentially, regarding any and all information about the Program, is paramount. Both parties shall use all reasonable efforts to hold as confidential all non-public, confidential or proprietary information pertaining to the other's business that may be obtained in the course of the Program.

### Fee Estimates

Fee and cost estimates and not-to-exceed quotes (including those of third party subcontractors and vendors) set forth in the Proposal are estimates only. The product development process is subject to a number of variables not all of which can be identified or accurately quantified at the beginning of the Program.

If during the course of the Program additional work not covered in the Proposal is required due to unforeseen circumstances or delays, additional requests or changes in the scope of work by the client or is otherwise required to complete the Program, a description of the additional work and the resulting additional fees and costs will be prepared by Teague and submitted in writing for client approval.

### Governing Law; Arbitration

These Terms and Conditions, the Proposal and the relationship between the parties in connection with the Program shall be governed in accordance with the laws of the State of Washington without regard to the conflict of laws provisions thereof. Except for actions to obtain injunctive or other equitable relief, all disputes between the parties shall be determined solely and exclusively by arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The arbitration shall be decided by a single arbitrator selected mutually by Teague and the client or, failing mutual agreement within ten days of demand, as selected by the AAA upon application of either party. Unless otherwise agreed by Teague and the client, the arbitration shall take place in Seattle, Washington. Judgment upon the award of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction.

### Indemnity

The client shall indemnify, defend and hold Teague, its agents, employees, subcontractors, successors and assigns, harmless from and against any claims, loss, damage, injury, death or other liability, including reasonable attorney's fees ("Liabilities") arising out of or resulting from the Program, including but not limited to Liabilities arising out of, resulting from or based upon (a) any act or omission of the client or the client's agents, employees, subcontractors or vendors; (b) the condition of any premises, equipment or other property being used or operated by any of Teague's or the client's agents, employees, or subcontractors; (c) claims for, or based upon theories of, product liability; or (d) claims for infringement of intellectual property of third parties. For the purposes hereof, the term "Liabilities" shall include, without limitation, all costs and expenses of modifying or creating new designs if the original design(s) infringe or are claimed to infringe the intellectual property rights of third parties.

### Limitation of Liability

Teague makes no warranties, expressed or implied, unless and except as specifically set forth in the Proposal. Teague's liability for any damages is expressly limited to the amount paid to Teague by the client for Teague's services in connection with the Program. In no event shall Teague be liable for special, incidental or consequential damages. Teague shall not be responsible for product certification or testing (UL, FDA or otherwise) but will assist the client, at the client's sole cost and expense, in obtaining such certifications and approvals at Teague's standard rates.

# TEAGUE

## Method of Billing/Payment Schedule

Infinium will pay Teague for this program in three installments of $50,000 each. The first installment is due prior to the program start date. The second payment is due on the last day of the first three-week billing period. The final payment will be due upon completion and acceptance of the program. A 1.5% monthly interest charge (or, if less, the maximum rate allowed by law) will be added to overdue amounts. Cost and fee estimates contained in the Proposal do not include applicable sales, use, excise or similar taxes all of which shall be paid by the client.

All travel, lodging, and meals will be billed at cost. External services, purchases from third parties and other expenses incurred on the client's behalf and paid by Teague will be charged at Teague's direct cost plus 20%. All third party services, exceeding the expense budget established or at Infinium's request, will be billed to Infinium directly by the third party subcontractor or vendor.

Teague retains the right to discontinue all work in the event that any payment due to Teague from the client is not made on a timely basis.

## Miscellaneous

The terms and conditions set forth herein constitute the complete and exclusive understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written understandings between the parties. The terms and conditions set forth herein shall be binding upon and inure to the benefit of the successors and permitted assigns of Teague and the client. These terms and conditions may not be assigned without the express written consent of the non-assigning party.

## Ownership of Designs

The client shall have full right and title to all designs developed by Teague and all design copyrights when Teague is paid in full for the Program (including payment for changes in work scope). In either case, prior to full payment from the client, all work produced by Teague, including all designs and design copyrights, will remain the exclusive property of Teague.

## Schedule

Teague cannot be responsible for delays due to circumstances beyond its reasonable control, including but not limited to, labor disputes, delays of third party subcontractors or vendors, force majuere, fires, earthquakes and other unavoidable casualties. In the unlikely event that such unforeseen circumstances may arise, preventing timely completion of the Program, Teague will notify the client in writing, specifying the circumstances and estimating the new date of completion. Additional fees or costs resulting from such delays or circumstances shall be paid by the client.

The client is responsible for the timely issuance of approvals and information regarding componentry, engineering or design decisions, changes in scope of work and/or schedule, and any other information, which will affect the timely completion of the Program. The client is also responsible for the timely performance of its employees, subcontractors and vendors. Teague will not be responsible for the changes in schedule or cost as a result of such delays or damages resulting therefrom.

## Termination by Client

The client may stop work in progress at any time by written notice to Teague. Should Teague's services be terminated or postponed, the client will pay for all fees and costs incurred as necessary to affect an orderly wind up and termination of the Program.